UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 25, 2009
Citizens Republic Bancorp, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Michigan

(State or Other Jurisdiction of Incorporation)

001-33063	38-2378932

(Commission File Number)	(IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan	48502

(Address of Principal Executive Offices)	(Zip Code)
(810) 766-7500

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
On June 25, 2009, Citizens Republic Bancorp, Inc. (“Citizens”) determined, on the basis of facts and circumstances described below, that a material non-cash goodwill impairment charge of approximately $270 million was required. On June 25, 2009, Citizens issued a press release announcing the goodwill impairment charge.
As a result of ongoing volatility in the financial industry, the challenging economic conditions in Michigan and the Upper Midwest, the impact of continued deterioration in the credit quality of Citizens’ loan portfolios, and the uncertain trickle-down effect of recent bankruptcy filings by several major companies in the U.S automotive industry, Citizens determined it was necessary to perform an interim goodwill impairment test. As a result, Citizens performed an interim goodwill impairment test during the second quarter of 2009 which included discounted cash flow and portfolio pricing analyses that reflected management’s outlook for the current business environment. Based on these analyses, Citizens believes that the goodwill allocated to its Regional Banking reporting unit is impaired due to the continued deterioration in the credit quality of Citizens’ loan portfolios and lower earnings due to the challenging economic conditions. Accordingly, on June 25, 2009, Citizens estimated the non-cash goodwill impairment charge will be approximately $270 million during the second quarter of 2009. The goodwill impairment charge is not tax deductible, does not impact Citizens’ tangible equity or regulatory capital ratios, and does not require future cash expenditures or adversely affect Citizens’ overall liquidity position.
As required under SFAS 142, “Goodwill and Other Intangible Assets,” Citizens is concluding its interim impairment test and expects to complete this process prior to releasing its second quarter 2009 results. While the aforementioned goodwill impairment charge is an estimate, Citizens does not anticipate the final analysis to be materially different. This interim goodwill assessment will not change the timing of Citizens’ annual goodwill impairment test.
Item 8.01 Other Events.
The press release attached hereto as Exhibit 99.1 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.
Exhibit 99.1    Press Release, dated June 25, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Its: General Counsel and Secretary

Date: June 25, 2009
Index to Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release, dated June 25, 2009.